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                        POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                              191 Peachtree Street N.E.
                                      Suite 1600
                                Atlanta, Georgia 30303
                                    (404) 572-6600



Net.B@nk, Inc.
7000 Peachtree Dunwoody Road
Building 10, Suite 300
Atlanta, Georgia 30328

    RE:  REGISTRATION OF 3,450,000 SHARES OF COMMON STOCK;
         REGISTRATION STATEMENT ON FORM S-1 (REG. NO. 333-23717)
         -------------------------------------------------------

Ladies and Gentlemen:

    We have acted as counsel to Net.B@nk, Inc., a Georgia corporation (the "Company") in connection with the registration under the Securities Act of 1933, as amended, pursuant to the Company's Registration Statement on Form S-1 (the "Registration Statement"), of an initial public offering of 3,000,000 shares of common stock, $.01 par value ("Common Stock"), of the Company. In addition, the Company and the Selling Shareholder named in the Underwriting Agreement among the Company, Morgan Keegan & Company, Interstate/Johnson Lane Corporation (for themselves and as representatives of the several underwriters named therein) and the Selling Shareholder (the "Underwriting Agreement") will grant to the Underwriters an option to purchase up to an additional 300,000 and 150,000 shares of Common Stock, respectively, to cover over-allotments, if any (the "Option Shares"). The Common Stock and the Option Shares are referred to collectively as the "Shares." Capitalized terms used herein but not otherwise described shall have the meanings ascribed to them in the Registration Statement.

    In this capacity, we have examined the Registration Statement in the form filed by the Company with the Securities and Exchange Commission (the "Commission") on March 21, 1997, Amendment No. 1 to the Registration Statement in the form to be filed with the Commission on the date hereof and the proposed form of Underwriting Agreement and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments of the Company relating to the authorization and issuance of the Shares and such other matters as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

    In conducting our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

    Based upon the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth herein, we are of the opinion that:

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    (1)  the Option Shares to be sold by the Selling Shareholder are legally and validly issued, fully paid and non-assessable; and

    (2) the Shares to be sold by the Company, when issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, will be legally and validly issued, fully paid and non-assessable.

    We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus which is a part of the Registration Statement. We further consent to the use of this opinion as an exhibit to applications to securities commissioners of various states of the United States for registration or qualification of the States under the securities or "blue sky" laws of such states.


                                     Very truly yours,


                   /s/  POWELL, GOLDSTEIN, FRAZER & MURPHY LLP